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                                                                     EXHIBIT 2.3

                            FORM OF LOCK-UP AGREEMENT

      THIS IS A LOCK-UP AGREEMENT (this "Agreement") made and entered into as of August 26, 2002 by and between GEAC COMPUTER CORPORATION LIMITED, a corporation governed by the Canada Business Corporations Act ("Geac"), and _______________ ("Stockholder"). Geac and Stockholder are each sometimes referred to as a "Party" and together as the "Parties".

                               B A C K G R O U N D

      Geac, Cage Acquisition Inc., a Delaware corporation that is wholly-owned by Geac ("Geac Sub"), and Extensity, Inc., a Delaware corporation, are entering into an Agreement and Plan of Merger as of the same date as this Agreement (as it may be amended, the "Merger Agreement"). The Merger Agreement contemplates the merger of Geac Sub into Extensity. Stockholder owns shares of Extensity common stock and _______ is a director and officer of Extensity. In addition, Stockholder may be considered an "affiliate" of Extensity, as that term is defined for purposes of paragraph (c) of Rule 145 adopted by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended. If and when the Merger is completed, Stockholder may receive Geac common shares in exchange for some or all of Stockholder's shares of Extensity common stock. Geac and Geac Sub were not prepared to enter into the Merger Agreement, unless Stockholder and certain other stockholders of Extensity signed this and similar agreements. Stockholder has carefully read this Agreement and has discussed (or had an opportunity to discuss) its requirements and implications with Stockholder's legal counsel. Because Stockholder desires that Geac enters into the Merger Agreement, Stockholder is signing this Agreement. Capitalized terms used but not defined in the balance of this Agreement have the definitions assigned to them in the Merger Agreement.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

      11. SECURITIES ACT RESTRICTIONS. Stockholder shall not sell, transfer or otherwise dispose of any common shares of Geac received by Stockholder in the Merger or any other security issued by Geac in exchange for any of such shares or in respect to any of such shares ("Geac Common Shares") in violation of the Securities Act. Stockholder understands that any issuance of Geac Common Shares to Stockholder in the Merger is expected to be registered under the Securities Act on a Registration Statement on Form F-4. However, Stockholder also understands that Stockholder may not sell, transfer or otherwise dispose of any Geac Common Shares except in certain circumstances. That is because, at the time of the Stockholder Meeting, Stockholder may be considered an Affiliate of Extensity and because the distribution by Stockholder of Geac Common Shares has not been registered under the Securities Act. Accordingly, Stockholder may not sell, transfer or otherwise dispose of any Geac Common Stock issued to Stockholder in the Merger unless: (a) the sale, transfer or other disposition has been registered under the Securities Act, (b) the sale, transfer or other disposition is made in conformity with the volume, holding period and other applicable limitations imposed by or through Rule 145 under the Securities Act,
(c) in the opinion of counsel reasonably acceptable to Geac (it being understood that the law firm of Cooley Godward LLP is deemed to be reasonably acceptable to
Geac), the sale, transfer or other disposition is otherwise exempt from registration under the Securities Act, or (d) an authorized representative of the SEC takes a position in writing, reasonably acceptable to Geac, to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written position (a "No Action
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Correspondence") is delivered to Geac. Stockholder understands that Geac will be under no obligation to register the sale, transfer or other disposition of any Geac Common Shares by Stockholder or on Stockholder's behalf under the Securities Act or to take any other action necessary in order to make any exemption from registration available to Stockholder.

      12. CONTRACTUAL RESTRICTION. In addition, as a contractual matter, Stockholder shall not sell, transfer or otherwise dispose of any Geac Common Shares even if the requirements of Section 1 of this Agreement have been satisfied, except as follows: (a) on the day after the three month anniversary of the Effective Time, Stockholder may sell, transfer or otherwise dispose of 16.7% of the Geac Common Shares, and (b) on the day after each subsequent monthly anniversary of the Effective Time, the Stockholder may sell, transfer or otherwise dispose of up to an additional 16.7% of the Geac Common Shares following each monthly anniversary. Stockholder may only sell, transfer or otherwise dispose of the Geac Common Shares as set out in this Section 2 if the provisions of Section 1 are met.

      13. STOP TRANSFER INSTRUCTIONS AND LEGEND. Stockholder understands and agrees that stop transfer instructions will be given to Geac's transfer agent with respect to the Geac Common Shares owned by Stockholder. In addition, Stockholder understands and agrees that Geac will cause substantially the following legend to be placed on all certificates representing Geac Common Shares held by Stockholder:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SECURITIES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH A LOCK-UP AGREEMENT DATED AUGUST, 2002 BETWEEN THE HOLDER OF THE SECURITIES AND GEAC COMPUTER CORPORATION LIMITED. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF GEAC COMPUTER CORPORATION LIMITED."

The legend shall be removed by delivery of substitute certificates without the legend, if Stockholder delivers to Geac a written request to remove the legend and such Geac Common Stock is no longer subject to the contractual transfer restrictions set forth at Section 2 of this Agreement and either (a) Stockholder has furnished Geac with reasonably satisfactory evidence and representations that the securities represented by the certificate are being or have been sold, transferred or otherwise disposed of in accordance with clause (a) or (b) of
Section 1 above or (b) Stockholder has delivered to Geac the opinion contemplated by clause (c) of Section 1 above, in written form addressed to Geac and obtained at the cost of Stockholder, or (c) Stockholder has delivered to Geac the No Action Correspondence contemplated by clause (d) of Section 1 above, obtained at the cost of Stockholder.

      14. SPECIFIC PERFORMANCE. Stockholder acknowledges that Geac may be irreparably harmed and that there will be no adequate remedy at law for a breach of any of Stockholder's promises contained in this Agreement. Accordingly, Stockholder agrees that, in addition to any other remedies that may be available to Geac, Geac shall be entitled to injunctive relief to restrain any breach or threatened breach of any such promise or otherwise to obtain specific performance of any of such promise.

      15.   MISCELLANEOUS

            15.1 AMENDMENT AND MODIFICATION. This Agreement contains the entire understanding, both oral and written, of the Parties. It supersedes any and all prior agreements and understandings with respect to its subject matter. This Agreement may be amended, modified or supplemented only by a written agreement of Geac and Stockholder.
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            15.2 WAIVER. Any failure of Stockholder to comply with any provision of this Agreement may be waived by Geac only by a written instrument signed by Geac granting the waiver. However, a waiver or failure to insist upon strict compliance with a provision in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with that provision or any other provision of this Agreement.

            15.3 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered personally, by overnight courier or similar means, or sent by facsimile with written confirmation of receipt, to the other Party at the applicable address specified below or to such other address for a Party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered, or on the next Business Day following transmittal if sent by confirmed facsimile. Notices shall be delivered as follows:


    If to Geac:                Geac Computer Corporation Limited
                               11 Allstate Parkway,  Suite 300
                               Markham, Ontario L3R 9T8
                               Canada
                               Telephone:  (905) 940-3704
                               Facsimile:  (905) 940-3722
                               Attention:  Paul Birch



    If to Stockholder:


            15.4 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware without reference to its principles of conflicts of law.

            15.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be treated as an original but all of which together shall constitute one and the same instrument.

            15.6 SEVERABILITY. If any provision of this Agreement is finally determined to be invalid, illegal or unenforceable in any respect, it shall be adjusted, if possible, to effect the original purposes of this Agreement as nearly as is possible. The validity, legality and enforceability of the remaining provisions of this Agreement shall be unaffected by that determination unless, and then only to the extent strictly necessary in order to accommodate, the deletion or adjustment of the provision that was determined to be invalid, illegal or unenforceable.

            15.7 EXPENSES AND ENFORCEMENT. Each Party shall pay its own costs and expenses incurred in connection with this Agreement. However, if either Party seeks to enforce any rights under this Agreement, whether through formal proceedings or otherwise, the Party that substantially prevails shall be entitled to reimbursement for that costs and expenses incurred in that effort including, without limitation, that Party's reasonable attorneys' fees and costs.

            15.8 FURTHER ASSURANCES. Stockholder shall execute and deliver any additional documents and take any other actions, reasonably requested by Geac, to carry out the purposes and intent of this Agreement.

            15.9 SPOUSAL CONSENT. Stockholder confirms that, if Stockholder is married, Stockholder's spouse consents to this Agreement in all respects.
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      IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date that appears in its first paragraph.


                                      GEAC COMPUTER CORPORATION LIMITED

                                      By ____________________________
                                      Name _________________________
                                      Title __________________________




                                      STOCKHOLDER

                                      _________________________________
                                      Name: